Exhibit 10.36

UNION HEIGHTS OFFICE BUILDING

Sandy, Utah

LEASE AGREEMENT

Landlord:

RADDON UNION HEIGHTS, LLC

TENANT:

UCN, INC.

UNION HEIGHTS OFFICE BUILDING

LEASE SUMMARY

1.	Landlord: Raddon Union Heights, LLC.

2.	Tenant: UCN, Inc.

3.	Leased Premises: All of the fourth and fifth floors of the Building.

4.	Square Footage of Leased Premises: Approximately 49,716 RSF and 46,248 useable square feet.

5.	Square Footage of Building: Approximately 140,907 RSF.

6.	Nonexclusive Parking Spaces: In compliance with Legal Requirements; provided that Tenant will have the non-exclusive use of 6.0 parking spaces per 1,000 usable square feet in Leased Premises.

7.	Term of Lease: 66 consecutive months following the Commencement Date.

8.	Commencement Date: December 1, 2007 (subject to Section 3.1).

9.	Monthly Rent: $23.00 per RSF of Leased Premises (approximately $95,289.00 per month, subject to adjustment when completed.).

10.	Free Rent Period: Monthly Rent is abated for the first six (6) months following the Commencement Date as to all of the Leased Premises, and Monthly Rent is abated thereafter for three (3) additional months but only as to 11,000 rentable square feet of the Leased Premises (i.e., Tenant shall pay Monthly Rent as to the balance of the Leased Premises). Additional Rent shall not be abated during the Free Rent Period.

11.	Rent Escalations: Three percent (3.00%) per year.

12.	Tenant’s Proportionate Share: Approximately 35.283% of Operating Expenses.

13.	Base Year: 2008.

14.	Tenant Improvement Allowance: $30.00 per Usable Square Foot of Leased Premises or approximately $1,387,440.00.

15.	Option to Extend: One (1) five (5) year extension (See Section 3.2).

16.	Security Deposit: None.

17.	Notice Addresses:

LANDLORD: Raddon Union Heights, LLC c/o Raddon Brothers Construction, Inc. 1111 E Draper Parkway, Suite 101 Draper, UT 84020 Phone: 801-576-9451 or 801-576-1553 Fax: 801-576-9452	TENANT: UCN, Inc. 14870 Pony Express Road Bluffdale, Utah 84065 Phone: 801-320-3200 Fax: 801-320-3531

with a copy to:	with a copy to:

Parr Waddoups Brown Gee & Loveless 185 S State Street, Suite 1300 Salt Lake City, UT 84111-1537 Attn: David E. Gee, Esq.	Parsons Behle & Latimer 201 S Main Street, Suite 1800 Salt Lake City, UT 84111 Attn: Jason S. Nichols, Esq.

UNION HEIGHTS OFFICE BUILDING

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into as of June             , 2007, by and between Raddon Union Heights, LLC, a Utah limited liability company (“Landlord”), and UCN, Inc., a Utah corporation (“Tenant”) (each, a “Party”, collectively, the “Parties”).

The Lease Summary above is intended only as a convenient summary of certain terms of this Lease. In the event of a conflict between the Lease Summary and this Lease, this Lease shall govern.

Landlord and Tenant agree as follows:

1. Definitions. As used in this Lease, the terms set forth below shall have the following meanings:

1.1 Additional Rent: Defined in Section 4.2.

1.2 Affiliates: Agents, contractors, employees, invitees, licensees, and/or assignees, as the context requires.

1.3 Appraisal: An unbiased analysis and opinion by an Appraiser as to the Fair Market Rental Value.

1.4 Appraisal Demand Notice: A written notice demanding an Appraisal delivered by a Party pursuant to the terms of Section 3.2.

1.5 Appraiser: A “state certified general appraiser” (as that term is defined in Utah Code Annotated Section 61-2b-2(15)) who has at least ten (10) years of experience in appraising commercial office building projects in Salt Lake County, Utah.

1.6 Base Year: 2008 (provided that such consists of a full operating and assessed year).

1.7 Building: Defined in Section 2.1(a).

1.8 Commencement Date: The Commencement Date shall be the last to occur of December 1, 2007 or the Delivery Date. The “Delivery Date” is ninety (90) days after both of the following are satisfied: (i) the final Plans (as defined on Exhibit “B”) are completed and approved by all governmental authorities; and (ii) bids are approved by UCN. Landlord shall provide Tenant access to the Leased Premises prior to the Commencement Date to perform wiring and other work at such time as Landlord completes the Building in accordance with Exhibit B to a point where it can allow Tenant to safely begin Tenant’s Work; provided, Tenant acknowledges that Landlord and Landlord’s contractor shall be completing Landlord’s Work (as defined on Exhibit “B”), and Tenant’s entry for such purpose shall be subject to the reasonable supervision of Landlord and Landlord’s contractor. If the Delivery Date occurs on or before October 1, 2007 but Tenant is not permitted to occupy the Leased Premises on or before December 31, 2007, and, as a result, Tenant must continue to occupy its existing premises on a “hold-over” basis, then Tenant shall be provided a credit against Rent in the amount of $9,985.20 for month or partial month beyond December 31, 2007 that Tenant is not permitted to occupy the Leased Premises, but only if and to the extent Tenant actually pays such amount to its existing landlord. Tenant’s entry prior to the Commencement Date for the limited purposes described above shall be free of charge; provided, Tenant shall indemnify, hold harmless and defend Landlord against any damage or caused by Tenant or its agents and contractors. If the Commencement Date does not occur on or before 180 days after the Delivery Date then, except if delayed for reasons of force majeure, Tenant shall have the right to terminate this Lease.

1.9 Common Areas: (a) all hallways, corridors, foyers, restrooms, porches, entryways, doorways, walkways, driveways, landscaped areas and other elements of the Property which are for the joint use of the tenants of the Building and their respective customers, employees, and invitees, including those Parking Areas located on the Property, notwithstanding that a portion of such elements are included in the calculation of the Rentable Square Feet contained within the Leased Premises (hereafter referred to as the “Property Common Areas”); and (b) the Parking Areas (except to the extent located on the Property), walkways, driveways, and landscaped areas located in the Project (but excluding any such areas located on the Property), (hereafter referred to as the “Project Common Areas”), and the benefits and burdens of any easement, and parking and other rights provided by any declaration of covenants, conditions, and restrictions affecting the Property and the Project, including the Declaration of Covenants, Restrictions and Easements dated February 28, 2005 (the “Easements Declaration”). The Property Common Areas and the Project Common Areas are collectively referred to as the “Common Areas”.

1.10 Condemnation Proceeding: Any action or proceeding in which an interest in the Leased Premises is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or right of condemnation or by transfer under threat of condemnation.

1.11 Condominium Declaration: Declaration of Condominium for Raddon Union Heights Condominiums recorded March 1, 2005 as Entry No. 9311073 in Book 9100 at Page 1384 of the Official Records of the Salt Lake County Recorder as amended by Supplement Concerning Convertible Land to Declaration of Condominium for Raddon Union Heights Condominiums dated January 5, 2007.

1.12 Fair Market Rental Value: The fair market value of the Leased Premises, determined in comparison to Class A buildings in the Union Heights and Cottonwood market area.

1.13 Free Rent Period: Monthly Rent is abated for the first six (6) months following the Commencement Date as to all of the Leased Premises, and Monthly Rent is abated thereafter for three (3) additional months but only as to 11,000 rentable square feet of the Leased Premises (i.e., Tenant shall pay Monthly Rent as to the balance of the Leased Premises). Additional Rent shall not be abated during the Free Rent Period.

1.14 Hazardous Materials: Any hazardous or toxic substance, material, or waste which now is or at any time hereafter becomes regulated or restricted by any governmental authority having jurisdiction over the Property. “Hazardous Materials” includes, without limitation, any petroleum products or byproducts, asbestos (in any form), chemicals, gases, or any other material or substance which upon exposure or ingestion may reasonably be anticipated to pose a hazard to the health or safety of the anticipated occupants of, or visitors to, the Property.

1.15 Initial Term: The Term, but specifically excluding the Extension Term.

1.16 Landlord’s Broker: Greg Gunn and Brandon D. Fugal of Coldwell Banker Commercial NRT.

1.17 Lease Summary. The Lease Summary (at the beginning of this Lease) serves as a convenient location for and summary of certain provisions of this Lease. The Lease Summary is part of this Lease, but must be interpreted in light of the provisions in the body of the Lease.

1.18 Legal Requirement. Any federal, state, or local law, statute, ordinance, code, rule, regulation, order, or decree applicable to a specified matter.

1.19 Monthly Rent: Gross monthly rent in the amount set forth in Section 9 of the Lease Summary. Monthly Rent is subject to a 3% annual increase for each Year of the Term, beginning in 2008.

1.20 Mortgagee: The holder of any mortgage, the beneficiary under any deed of trust, or the holder of any other similar security interest which encumbers the Property or any part thereof.

1.21 Notice Addresses: The addresses listed for Landlord and Tenant on the Lease summary, as modified from time to time by either Party in a writing delivered to the other Party.

1.22 Operating Expenses:

(a) All costs, expenses, and amounts which are incurred by Landlord during the period in question or which are allocable to such period in connection with Landlord’s ownership, operation, management, or maintenance of the Property and Common Areas, including, without limitation: (1) premiums and deductibles for insurance carried with respect to the Property and Common Areas; (2) costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property and Common Areas; (3) labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs, and employee benefits; (4) maintenance, management, janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property and Common Areas, including, without limitation, service contracts with independent contractors; (5) costs associated with maintaining office space for a Building manager and security personnel, including overhead and accounting expenses; (6) property taxes associated with ownership of the Property and Common Areas; and (7) costs of capital improvements, maintenance, or repairs made to the Property and Common Areas after the Commencement Date, including, without limitation, costs of: (A) reducing Operating Expenses, (B) improving the operating efficiency of the Building or Common Areas, (C) extending the life of the Building or Common Areas, and (D) bringing the Building or Common Areas into compliance with changing Legal Requirements; provided, such costs shall be either, in Landlord’s sole and reasonable discretion, (i) amortized over the useful economic life of the improvements (without regard to the period over which such improvements may be depreciated for federal income tax purposes), or (ii) recovered in each year to the extent that, in Landlord’s reasonable determination, the improvements reduced Operating Expenses for the applicable year.

(b) “Operating Expenses” does not include: (1) leasing commissions; (2) repair costs paid by insurance proceeds or by any tenant or third party; (3) the initial construction cost of the Building and the Common Areas and any depreciation thereof; (4) debt service or costs related to the sale or financing of the Property; (5) the cost of tenant improvements provided for any tenant; (6) the cost of services provided to tenants for which a separate charge is made, including, without limitation, the cost of any service provided by Landlord to specific tenants that is not uniformly available to or performed for substantially all Building tenants (such cost to be allocated equitably among, and billed directly to, the tenants benefiting from the service); (7) costs arising from the gross negligence or willful misconduct of Landlord; (8) capital expenditures (except as provided subsection (a) above or elsewhere in this Lease); (9) costs of repair, restoration or other work occasioned by initial defective construction; (10) costs, fines and penalties due to Landlord’s intentional or grossly negligent violation of Legal Requirements; (11) costs and expenses associated with hazardous materials, waste or toxic substances; or (12) collection costs due to Landlord’s or any other tenant’s violation of terms and conditions of any lease.

1.24 Parking Areas: The areas within the Property or the Project designated by Landlord as suitable for parking by Tenant, other Building tenants, and their Affiliates including, without limitation, the Parking Unit.

1.25 Parking Unit: means the Parking Unit as defined in the Condominium Declaration. The Parking Unit is adjacent to the Property.

1.26 Permitted Assignee: (a) A person or entity that controls Tenant, is controlled by Tenant, or is under common control with Tenant (“control” meaning ownership of greater than fifty percent (50%) of the equity interest in the controlled entity); and/or (b) a person or entity that acquires substantially all of the assets or stock of Tenant.

1.27 Project. The larger mixed-use development of which the Property is a part, as described in and governed by the Condominium Declaration.

1.28 Rent: Monthly Rent and Additional Rent collectively.

1.28 Rentable Square Feet (RSF): Rentable square feet as measured according to ANSI/BOMA Standard Z65.1-1996 (or any successor standard).

1.26 Rules and Regulations: The Rules and Regulations set forth on Exhibit C hereto, as amended from time to time by Landlord.

1.27 Tenant Alterations. Defined in Section 9.1.

1.28 Tenant’s Broker: Brandon D. Fugal of Coldwell Banker Commercial NRT.

1.29 Tenant Improvement Allowance: Defined in Section 5.2.

1.30 Tenant’s Proportionate Share: The percentage determined by dividing the Rentable Square Feet of the Leased Premises (see Lease Summary Section 4) by the aggregate amount of Rentable Square Feet in the Building (see Lease Summary Section 5).

1.31 Term: The Initial Term set forth in Section 7 of the Lease Summary. If Tenant exercises its Option to Extend, “Term” shall include the Extension Term, unless otherwise specified or otherwise required by the context.

1.32 Useable Square Feet (USF): Usable square feet as measured according to ANSI/BOMA Standard Z65.1-1996 (or any successor standard).

1.33 Year: A calendar year during the Term other than the Base Year.

2. Leased Premises.

2.1 Description of Leased Premises. Landlord does hereby demise, lease, and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:

(a) That certain floor area containing approximately the number of rentable square feet set forth in Section 4 of the Lease Summary (“Leased Premises”) on the fourth and fifth floors of the Union Heights Office Building (“Building”), located at approximately 7730 South Union Park Avenue, Midvale Utah 84047, on certain real property located in Salt Lake County, Utah, which is referenced in the Condominium Declaration as Convertible Land A or Unit 6, a legal description of which is attached hereto as Exhibit A (“Property”). For all purposes of this Lease, the calculation of Rentable Square Feet contained within the Leased Premises and the Building shall be subject to final measurement and verification by Landlord’s architect prior to the Commencement Date, and in the event of any variation, Landlord and Tenant shall amend this Lease accordingly. Tenant shall have the right to independently verify the calculation of rentable square feet contained within the Leased Premises and the Building; provided, any objection to the measurement of Landlord’s architect shall be made in writing within ten (10) business days after Tenant is provided with such measurement and the burden shall be on Tenant to prove the measurement by Landlord’s architect to be clearly incorrect.

(b) In connection with renting and leasing the Leased Premises, Tenant shall have the non-exclusive right to use the Common Areas. Subject to rules and regulations promulgated by Landlord or its successors (“Rules and Regulations”), Tenant and its employees and patrons shall have the non-exclusive right to use the number of exclusive parking spaces (located in the Parking Areas) set forth on the Lease Summary. Landlord agrees that the Rules and Regulations shall be reasonable, uniformly applied to all tenants and not deprive Tenant of any material benefit provided under the Lease. The exact location of Tenant’s parking spaces within the Parking Areas shall be specified by Landlord.

2.2 Limitation. The Leased Premises do not include, and Landlord reserves, the exterior walls and roof of the Leased Premises, the land and other area beneath the floor of the Leased Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Leased Premises, and the structural elements that serve the Leased Premises or comprise the Building. Landlord’s reservation includes the right with reasonable notice in the circumstance to install, inspect, maintain, use, repair, alter, and replace the foregoing areas and items and to enter the Leased Premises at any and all times in order to do so. If the rights of Landlord exercised pursuant to this Section materially and adversely interfere for a period of more than six (6) consecutive business days with the conduct of Tenant’s business in the Leased Premises and such interference is reasonably avoidable by Landlord, then the Monthly Rent payable under this Lease shall abate, from such sixth (6th) day until such material adverse interference terminates, in proportion to the extent of such interference, as the same may vary from time to time.

2.3 Right of First Offer. During the Term, Tenant shall have a right of first offer to lease all space on the third and sixth floors of the Building (“Right of First Offer Space”) as and when the same becomes available for lease. If such space becomes available during the Term, Landlord shall notify Tenant of the availability and the proposed Monthly Rent therefore, and Tenant shall have seven (7) business days from the receipt of such notification to elect to lease such Right of First Offer Space on the same terms and conditions set forth herein except Monthly Rent which shall be the Fair Market Rental Value (but as determined for the Right of First Offer Space). The tenant improvement allowance applicable to the Right of First Offer Space shall be determined by prorating the Tenant Improvement Allowance over the remainder of the Initial Term. The term for all Right of First Offer Space shall be coterminous with the Term of this Lease. Notwithstanding the foregoing:

(a) This Right of First Offer is subject to prior rights granted to tenants with respect to leases covering the sixth floor (Coldwell Banker) and the third floor (Ameriprise Financial Services, Inc.).

(b) In addition, this Right of First Offer shall not initially apply to any space on the third floor as to which Landlord has executed a lease or letter of intent prior to December 1, 2007. On or before December 1, 2007, Landlord shall provide Tenant with a written notice of any space on the third floor as to which a lease or letter of intent has been executed which shall identify the space being taken and the proposed tenant. If the proposed tenant under the lease or letter of intent does not take occupancy, the space will become subject to Tenant’s right of first offer set forth in this Section. Likewise, upon the expiration or earlier termination of the initial lease with said proposed tenant, absent said tenant’s renewal or extension of its lease for said space, said space will become subject to Tenant’s right of first offer granted herein.

(c) The maximum parking spaces that shall be available for the third and sixth floors shall be four spaces per 1,000 usable square feet.

3. Term.

3.1 Commencement Date and Obligation to Pay Rent. The Term of this Lease and, subject to Section 4.3, Tenant’s obligation to pay Monthly Rent hereunder shall begin on the Commencement Date and shall continue for the period set forth in Section 7 of the Lease Summary.

3.2 Option to Extend.

(a) Tenant shall have one option to extend the Lease (“Option to Extend”) for a period of five (5) years (“Extension Term”). Tenant must notify Landlord at least one hundred twenty (120) days before the expiration of the Initial Term of its intent to exercise its Option to Extend. The Extension Term shall begin immediately after the expiration of the Initial Term. The Extension Term shall be subject to all the terms of this Lease (other than the length of the term), except that Monthly Rent shall be set at Fair Market Rental Value, determined as of the commencement of the Extension Term.

(b) If Tenant exercises its Option to Extend, Landlord and Tenant shall negotiate in good faith to reach agreement on the Fair Market Rental Value of the Leased Premises for the Extension Term. If Landlord and Tenant do not agree on the Fair Market Rental Value by one hundred eighty (180) days before the commencement of the Extension Term, then either Landlord or Tenant may deliver the Appraisal Demand Notice, in which event the Fair Market Rental Value shall be determined pursuant to Section 3.2(c).

(c) Within five (5) business days after delivery of an Appraisal Demand Notice, Landlord and Tenant shall designate one (1) Appraiser by written notice to the other party. Each appointed Appraiser shall then, within five (5) business days, select a third Appraiser who shall determine the Fair Market Rental Value. Each Party shall pay the fees and costs of its selected Appraiser and one-half (2) of the fees and costs of the third Appraiser.

3.3 Tenant’s Certificate. Tenant shall, from time to time, within twenty (20) days after receipt of Landlord’s written request, execute and deliver to Landlord a written certificate in recordable form: (a) ratifying this Lease; (a) setting forth the Commencement Date and termination date hereof; (b) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented, or amended (except by such writings as shall be stated); (c) stating that, to the best of Tenant’s knowledge, all conditions under this Lease to be performed by Landlord have been satisfied (or stating which conditions remain unsatisfied); (d) stating that, to the best of Tenant’s knowledge, there are no defenses or offsets against the enforcement of this Lease by Landlord (or stating those claimed by Tenant); (e) verifying the amount of advance rental, if any, paid by Tenant; (f) stating the date through which rental has been paid; and (g) setting forth such other information as Landlord may reasonably request. Landlord, Landlord’s mortgage lenders, and any purchasers of all or a portion of the Building shall be entitled to rely upon such certificate.

3.4 Landlord’s Certificate. Within twenty (20) days after the request by Tenant, Landlord agrees to deliver to Tenant and to any potential mortgagee, assignee or purchaser of Tenant’s interest in the Leased Premises an estoppel certificate, in form and substance reasonably satisfactory to both parties, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, whether same is in full force and effect as modified, and stating the modifications); that, to Landlord’s actual knowledge and belief, there are no defenses or offsets thereto (or stating those claimed by Landlord); that there are no defaults by Landlord or, to the actual knowledge and belief of Landlord, on the part of Tenant (or, if such defaults exist, stating their nature). No estoppel certificate provided pursuant to this provision shall amend or modify this Lease.

4. Rent.

4.1 Monthly Rent. Tenant agrees to pay to Landlord at Landlord’s Notice Address, without prior demand therefor and without any deduction or offset whatsoever, the Monthly Rent set forth in Section 9 of the Lease Summary. Monthly Rent is due in advance on the first day of each calendar month during the Term of this Lease. Monthly Rent for any partial month shall be prorated on a per diem basis. Monthly Rent, as previously adjusted, shall automatically be increased by three percent (3%) each Year, beginning in 2008.

4.2 Additional Rent.

(a) Yearly Statement. After the end of each calendar year of the Term following the Base Year, including the last year of the Term (“Year”), Landlord shall provide to Tenant a statement (“Yearly Statement”) detailing the Operating Expenses for the Year and billing Tenant for Tenant’s Proportionate Share of the Operating Expenses which are in excess of Base Year Operating Expenses (“Excess Operating Expenses”). Within thirty (30) days after its receipt of the Yearly Statement, including the Yearly Statement delivered after the end of the Term for the last Year of the Term, Tenant shall pay Tenant’s Proportionate Share of the Excess Operating Expenses (“Additional Rent”).

(b) Gross-Up. Notwithstanding Section 4.2(a), if the Building is less than 95% occupied during any Year, Operating Expenses shall be calculated as if the Building were 95% occupied during such Year.

(c) Partial Year. Landlord shall prorate Tenant’s Proportionate Share of Excess Operating Expenses for any partial Year during the Term based on the number of days in such partial Year occurring during the Term.

(d) Monthly Payment of Additional Rent. Notwithstanding Section 4.2(a), Landlord may at any time require Tenant to pay Additional Rent on a monthly basis (in addition to Monthly Rent), based on Landlord’s reasonable estimate of the Operating Expenses for the applicable Year or portion thereof. Such monthly payments shall prorated based on the number of months covered by the period of Landlord’s estimate. After the end of each Year during which Tenant has paid to Landlord such estimated monthly payments of Additional Rent, Landlord shall indicate in the Yearly Statement the difference between Tenant’s actual Proportionate Share of Excess Operating Expenses for that Year (or portion thereof) and the aggregate amount of monthly estimated Additional Rent payments made by Tenant for that Year (or portion thereof). Tenant shall pay any shortage to Landlord within ten (10) days after Tenant’s receipt of such Yearly Statement. Correspondingly, Tenant shall receive a credit in the amount of any overpayment, which credit may be applied toward Rent.

(e) Statements Final. Each of the final Yearly Statements and other statements and determinations provided for above shall become binding on Tenant (and no longer subject to challenge by Tenant) fifteen (15) months after the date the statement in question is delivered to Tenant, unless Tenant appeals such statement or determination to Landlord in writing within such fifteen (15) month period. Within fifteen (15) months of the issuance of any statement under this Lease, Tenant or its authorized representatives may, at any reasonable time, upon seven (7) days prior written notice to Landlord, have the right to audit the Landlord’s business records relating to any statement issued by Landlord for the period covered by the statement. In the event the audit discloses an overpayment of more than ten percent (10%), which payment was made in accordance with an over-billing, Landlord shall reimburse Tenant for the cost of the audit. In addition, the amount of overpayment disclosed by the audit shall be paid to Tenant by Landlord regardless of amount. In the event the audit discloses an underpayment by Tenant, Tenant shall promptly reimburse Landlord for the amount of such underpayment.

4.3 Free Rent Period. Notwithstanding Sections 4.1 and 4.2, Rent shall be abated during the Free Rent Period.

5. Landlord’s Work.

5.1 Obligations of the Parties. Landlord shall construct the Building shell (“Landlord’s Work”), and Tenant shall build out the Leased Premises (“Tenant’s Work”) in accordance with Exhibit B.

5.2 Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount listed in Section 14 of the Lease Summary, to be used for Tenant’s Work. Any costs and expenses associated with Tenant’s Work which are in excess of the amount of the Tenant Improvement Allowance shall be borne by Tenant. Any unused portion of the Tenant Improvement Allowance shall, at Landlord’s option, be applied toward Rent or refunded to Tenant.

5.3 Avoidance of Labor Disputes. During Tenant’s construction of Tenant’s Work, Tenant agrees to conduct its labor relations so as to minimize the chances of strikes, picketing, and boycotts which could delay completion of Tenant’s Work or affect any other construction then occurring in the Building or on the Property. Tenant shall ensure that any pickets or boycotts resulting from such labor disputes are sufficiently contained within the Leased Premises so as to avoid a secondary boycott or picket line which could affect other construction then occurring in the Building or on the Property. Tenant also agrees to include within any construction contract it may execute, language requiring the general contractor to, in the event of a labor dispute: (a) find alternative labor to complete Tenant’s Work on schedule; or (b) terminate the construction contract and cease its activities as general contractor for Tenant’s Work. This Section shall also apply to Tenant’s construction of any Tenant Alterations.

5.4 Changes to Building. Landlord reserves the right to at any time: (a) make changes, alterations, or additions to the Building; (b) lease additional commercial space in the Building; and (c) change or withdraw areas from the Common Areas; provided such changes, alterations, additions, leases, or withdrawals do not materially interfere with Tenant’s business operations or Tenant’s right to quiet enjoyment of the Leased Premises or materially diminish Tenant’s parking rights hereunder. Except as provided below, Tenant shall have no claim for damages or right to terminate this Lease for injury or inconvenience occasioned thereby. If the rights of Landlord exercised pursuant to this Section materially and adversely interfere for a period of more than six (6) business days with the conduct of Tenant’s business in the Leased Premises and such interference is reasonably avoidable by Landlord, then the Monthly Rent payable under this Lease shall abate after said sixth (6th) consecutive business day in proportion to the extent of the interference (as the same may vary from time to time) until the interference ceases.

6. Use.

6.1 Single-Purpose Use. Tenant shall use the Leased Premises solely for the purpose of conducting the software development and call services business, including incidental office and storage use. Tenant shall not use or permit the Leased Premises to be used for any other purpose, including, without limitation, for the purpose of delivering or receiving financial deposits, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if the use is permitted by Applicable Law and does not violate the provisions of any other Lease affecting the Property or the surrounding multi-use project.

6.2 Orderly Operation. Tenant further agrees to abide by the following provisions, which are designed to insure the attractiveness and orderly operation of the Building and the Property:

(a) Tenant shall keep the Leased Premises free of objectionable noise, odors, or nuisances.

(b) Tenant shall not overload the floors or permit or allow any waste, abuse, deterioration, or destructive use of the Leased Premises.

(c) Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept, or used in or about the Leased Premises.

(d) The loading and unloading of merchandise, supplies, and fixtures shall be done only at such times as do not unreasonably interfere with other tenants and customers of the Building and the Property, and only in the areas and through the entrances designated for such purposes.

(e) Tenant shall store all trash and garbage within the Leased Premises or within areas specifically designated by Landlord for such purpose.

(f) Plumbing facilities within the Building shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein. The cost of repairing any breakage, stoppage, or damage to plumbing facilities within the Common Areas resulting from a violation of this provision by Tenant or Tenant’s Affiliates shall be borne by Tenant.

(g) Without the prior consent of Landlord, no portion of the Leased Premises or the Property shall be used to distribute handbills, circulars, or other political, charitable, or similar material, or to seek members for any organization, or to solicit contributions, or to carry on a parade or demonstration or other conduct which may tend to interfere with or impede the use of the Property by Landlord, other Building tenants, permanent occupants of the Building, or their respective Affiliates.

(h) The Leased Premises shall not be used for lodging purposes.

7. Signs, Awnings, Roof.

Landlord shall, at Landlord’s expense, provide Tenant with Building-standard lobby directory, suite entrance, and the basic monument signage (but not Tenant’s separate sign on the monument sign, the cost of which shall be paid by Tenant). The cost of all other signage shall be at Tenant’s expense. Tenant may, at Tenant’s sole cost and expense (including, without limitation, payment of all fees and charges of governments having jurisdiction), install “crown” exterior building signage of a size and in a location set forth on Exhibit “D” which signage shall comply with the Building standards applicable to all tenants and all Legal Requirements. Tenant shall not, without Landlord’s prior written consent: (a) make any changes to the exterior of the Leased Premises or the Common Areas; (b) install any exterior decorations or paintings; (c) install any drapes, blinds, shades, or other coverings on exterior windows and doors; or (d) except as set forth above, erect or install any sign, window, or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Leased Premises. In no event shall Tenant erect or install “banner”- or “help wanted”-type signs, or other temporary signs which can be seen from the exterior of the Leased Premises. All signs, lettering, or other items approved by Landlord and installed by Tenant shall be kept in good repair and in proper operating condition at all times and shall be removed upon the termination of the Lease. Any damage caused by such items or their removal shall be promptly repaired at Tenant’s expense. All items installed in violation of this Section may be promptly removed by Landlord at Tenant’s expense. Use of the roof is reserved to Landlord, and Landlord may install upon the roof such equipment, signs, and antennae as Landlord deems appropriate.

8. Maintenance, Services, and Utilities.

8.1 Maintenance by Tenant. By taking possession of the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises as being in good order, condition, and repair except for any punchlist items identified at that time to be corrected by Landlord within thirty (30) days. Tenant shall, at Tenant’s expense: (a) maintain the Leased Premises in a clean and sanitary condition (but Landlord shall furnish the janitorial services described in Section 8.3 below); and (b) maintain the Leased Premises in as good condition and repair as they were in at the Commencement Date, reasonable wear and tear and damage from fire and other casualty excepted. Unless covered by insurance maintained by Landlord, Tenant shall in a good and workmanlike manner repair or replace any damage to the Property occasioned by the willful or negligent acts of Tenant or its Affiliates.

8.2 Maintenance by Landlord.

(a) Subject to any right of reimbursement or recovery hereunder, Landlord shall maintain the Building, the Common Areas, and the structural components of the Leased Premises, including the roof, load-bearing walls, foundations, and floor slabs, and systems such as plumbing and water, electrical, and HVAC (but not floor and wall coverings); provided, if Landlord is required to make structural repairs by reason of the negligent acts or omissions of Tenant or Tenant’s Affiliates (and such is not covered by insurance maintained by Landlord), Tenant shall pay Landlord’s costs for making such repairs plus twenty percent (20%) for overhead immediately upon presentation of a bill therefor. Failure of Tenant to pay such amount immediately shall constitute a default by Tenant hereunder. Landlord shall be responsible for latent defects in the original construction of the Leased Premises.

(b) Landlord shall perform its maintenance and repair obligations in a reasonable and efficient manner and in way that reasonably minimizes interference with Tenant’s business operations. Landlord shall initiate and complete repairs of an emergency nature (including, without limitation, roof leaks and failure of the HVAC) as soon as reasonably possible after receipt of Tenant’s notice thereof, and in any event shall commence such repair no later than two (2) business days after receipt of Tenant’s written notice thereof unless prevented from doing so for reasons beyond Landlord’s control. Tenant shall endeavor to give Landlord written notice of the need for such repair(s), but may do so initially by telephone followed up by written notice in the event of an emergency.

8.3 Janitorial Services and Utilities. Landlord shall provide to the Leased Premises janitorial services no less often than five (5) days per week (emptying of wastebaskets, dusting, cleaning of glass, cleaning of bathrooms, and vacuuming). Landlord shall furnish electricity for normal lighting and fractional horsepower office machines and for heating and air conditioning required (in Landlord’s reasonable judgment) for the comfortable use and occupancy of the Leased Premises. Landlord shall also maintain and keep lighted and maintained the common stairs, common entries, and toilet rooms in the Building. Except as may be caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages or reduction of Rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, labor disturbances, or labor disputes of any character, or by any other cause beyond the reasonable control of Landlord. Tenant shall be charged twenty dollars ($20.00) per hour per approximate 8,000 rentable square foot area for any HVAC use other than between the hours of 7:00 a.m. and 6:00 p.m. on weekdays, and 8:00 a.m. and 1:00 p.m. on Saturdays, excluding holidays (“after-hours”). Tenant shall pay Landlord five dollars ($5.00) per hour per approximate 8,000 rentable square foot area for any after-hours use of electricity. All such charges shall be adjusted from time to time to reflect the market rate for utilities. Back-up power will be available on the fourth and fifth floors in sufficient capacity to operate Tenant’s business in the ordinary course subject to first supplying the life-safety requirements of the remainder of the Building.

8.4 Landlord’s Right to Cure. If Tenant refuses or neglects to repair property as required hereunder to the reasonable satisfaction of Landlord within the time periods set forth in Section 18.1(d), Landlord may make such repairs without liability on its part to Tenant for any loss or damage that may occur to Tenant’s merchandise, fixtures, or other property, or to Tenant’s business by reason thereof, and upon completion, Tenant shall reimburse Landlord for the cost of making such repairs, plus twenty percent (20%) for overhead, immediately upon presentation of a bill therefor. Failure of Tenant to pay such amount immediately shall constitute a default by Tenant hereunder.

8.5 Maintenance Firm. Landlord may elect to engage a maintenance firm to service the heating, ventilating, cooling, air-handling, and control systems serving Landlord’s tenants.

9. Tenant Alterations and Improvements.

9.1 Additional Improvements. Except as set forth on Exhibit B, Tenant shall not make any alterations, additions, or improvements to the Leased Premises, or install any exterior signs or lettering, interior or exterior lighting, or plumbing or mechanical fixtures (“Tenant Alterations”) without first obtaining Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall present to Landlord plans and specifications for any Tenant Alterations at the time approval is sought. Any Tenant Alterations approved by Landlord shall be performed by Tenant at Tenant’s sole cost and expense. All Tenant Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld. All Tenant Alterations shall be done in a good and workmanlike manner and diligently prosecuted to completion so that the Leased Premises operates as a complete unit at all times. All Tenant Alterations shall be performed in strict compliance with applicable Legal Requirements. Tenant shall have Tenant Alterations performed in such a manner as not to obstruct access to any portion of the Building. All Tenant Alterations, including, but not limited to, wall and floor coverings, paneling, HVAC, electrical and plumbing systems, cabinet portions of any exterior signs, and built-in cabinet work (but excepting movable furniture, equipment, sign fascia, and individual sign lettering and trade fixtures), shall at once become a part of the realty and shall be surrendered with the Leased Premises. Notwithstanding the foregoing, however, for tax purposes, Tenant shall be deemed to be the owner (without removal rights) of such permanent alterations, additions, or improvements until the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall be permitted to make Tenant Alterations (without the consent of Landlord) that (i) are nonstructural, (ii) do not affect the exterior appearance of the Leased Premises; and (iii) do not exceed $10,000.00. At the request of Landlord, Tenant shall be obligated to remove the Tenant Alterations upon termination of the Lease and to restore the Leased Premises to its previous state.

10. Discharge of Liens.

If any mechanic’s lien or other lien is filed against the Leased Premises or the Property, or any part thereof, because of Tenant’s Work, Tenant’s acts or omissions, or a claim against Tenant, Tenant shall, within ten (10) days following receipt of notice of the existence of such lien, cause the same to be canceled and discharged of record. If Tenant desires to contest any claim or lien, Tenant shall furnish Landlord with a bond of a responsible corporate surety containing such terms and having a face amount sufficient to discharge the lien, including interest and costs, or, if requested by Landlord, having a face amount sufficient to induce a responsible title insurance company to insure title to the Building, the Property, or the Leased Premises without showing such lien as an exception to title. If a final judgment establishing the validity or existence of any contested lien is entered, Tenant shall pay and satisfy the same at once.

11. Utilities.

Landlord shall not be liable in the event of an interruption in the supply of any utility services to the Leased Premises or Building from causes arising from the gross negligence or willful acts of Landlord, its agents or employees. Tenant agrees that it will not install any equipment which is likely to exceed or overload the capacity of any utility facilities, and that if any equipment installed by Tenant requires additional utility facilities; the same shall be installed at Tenant’s expense in accordance with plans and specifications to be approved in writing by Landlord.

12. Common Areas; Parking.

12.1 Common Areas. All Common Areas and other facilities in or about the Building or the Property shall be subject to the exclusive control and management of Landlord. Landlord shall have the right to: (a) construct, maintain, and operate lighting and other facilities on all Common Areas; (b) police the Common Areas; (c) change the area, level, location, and arrangement of the Parking Areas and other facilities; (d) temporarily close all or any portion of the Parking Areas or other facilities to prevent a dedication thereof or the accrual of any right therein to any person or the public. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable Rules and Regulations and/or restrictive covenants promulgated by it from time to time, to regulate the use and operation of the Common Areas.

12.2 Parking. Tenant shall have the number of non-exclusive, non-reserved parking spaces indicated on the Lease Summary. Within thirty (30) days of a request by Landlord, Tenant shall furnish Landlord with the vehicle license plate numbers of Tenant’s employees and shall thereafter notify Landlord of any change thereto within thirty (30) days after such change occurs. Landlord reserves the right to set aside and make available reserved parking spaces for the use of Building tenants and their Affiliates, and in such event shall use commercially reasonable efforts to make reserved parking spaces available to Tenant for a fee.

13. Assignment.

13.1 Assignment and Subletting. Tenant shall have the right to transfer, assign, mortgage, or hypothecate this Lease (“Transfer”), or sublet the Leased Premises, subject to Landlord’s consent, which shall not be unreasonably withheld. Reasonable justification for Landlord to withhold consent to a Transfer includes, without limitation: (a) the proposed Transferee has a financial net worth, managerial skills, or an operational or business history inferior to that of Tenant; (b) the character and reputation of the proposed Transferee is not satisfactory to Landlord; or (c) the occupancy of the Leased Premises by the proposed Transferee would likely violate a provision of this Lease or any other lease or agreement then in effect concerning the Building or the Property. As a condition of Landlord’s consent, Landlord may require Transferee to enter into a new lease directly with Landlord, or may require reasonable modifications to this Lease. Any assignment from Tenant by merger, consolidation, transfer of assets, or liquidation shall constitute a Transfer. If Tenant is a corporation, a limited liability company, an unincorporated association, or a partnership, the Transfer of any stock or interest in such corporation, limited liability company, association, or partnership that exceeds an aggregate of forty-nine percent (49%) shall be deemed a Transfer. A merger, consolidation, reorganization, or sale of stock or other equity interests in Tenant on a public stock exchange (e.g., NYSE or NASDAQ), whether in connection with an initial public offering or thereafter, shall not be deemed a Transfer.

13.2 Permitted Assignees. Notwithstanding Section 13.1, Tenant may Transfer its interest in this Lease or sublet the Leased Premises to a Permitted Assignee without Landlord’s prior written consent; provided, Tenant shall not be relieved of its obligations under this Lease.

13.3 Prohibited Transfer Void. Any attempted Transfer or subletting without Landlord’s consent shall be void, shall confer no benefit on any third party, and shall constitute a default hereunder. Landlord’s consent to a Transfer or sublease shall not operate as a waiver of the necessity for consent to any subsequent Transfer or sublease, and the terms of such consent shall be binding upon any person holding by, under, or through Tenant.

13.4 Request for Consent. Should Tenant desire Landlord’s consent to a proposed Transfer or sublease, Tenant shall request such consent in writing and provide Landlord with a copy of the instrument which will be used to document the Transfer or sublease, or provide Landlord with a statement, certified to be true and correct by Tenant, of the terms and conditions under which the Transfer or sublease is to be made. Any instruments used to document the Transfer or sublease shall include language acknowledging the rights of Landlord described in Section 15.4 and, if the Transferee or sublessee is an assignee of Tenant’s interest in this Lease, acknowledging that the Transferee or sublessee specifically assumes the obligations of Tenant hereunder. Tenant shall also provide Landlord with adequate and accurate information on the financial condition of the proposed Transferee or sublessee. If Landlord consents to a Transfer or sublease, Tenant shall pay to Landlord five hundred dollars ($500.00) for costs incurred in evaluating the proposed Transfer or sublease and preparing and processing the instruments necessary to document Landlord’s consent. Notwithstanding any Transfer or sublease, Tenant shall continue to be responsible for all of its obligations hereunder.

13.5 Landlord’s Rights Upon Transfer. If this Lease is Transferred, or if the Leased Premises or any portion thereof are sublet or occupied by any person other than Tenant (with or without Landlord’s consent), Landlord may, upon demand, in the event of a default by Tenant under this Lease, collect Rent and other charges from the Transferee and apply the amount collected to the Rent and other charges due from Tenant hereunder, provided such collection shall not constitute Landlord’s recognition of such Transferee as the Tenant hereunder or Landlord’s release of Tenant from the performance of all of Tenant’s covenants and obligations hereunder. If such Transferee pays Rent or other charges directly to Landlord pursuant to this Section, the amount so paid shall be credited against the sums due from such Transferee to Tenant under any then-existing sublease, lease assignment, or other agreement.

13.6 Profits from Assignment or Subletting. Landlord and Tenant shall split equally the net proceeds from any assignment of the Lease or subletting of the Leased Premises (taking into consideration reasonable and customary costs of clean up, repair and modification of the Leased Premises, reasonable and customary leasing commissions and other similar customary costs).

14. Indemnity and Release.

14.1 Assumption of Risk; Release. Tenant and all those claiming through or under Tenant shall store their property in and shall occupy and use the Leased Premises and the Common Areas solely at their own risk. Tenant and all those claiming through or under Tenant hereby release Landlord and its Affiliates from all claims of every kind, including loss of life, personal or bodily injury, damage to merchandise, equipment, fixtures or other property, or damage to business (including business interruption) arising, directly or indirectly, out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair of the

Building. Notwithstanding the foregoing, Tenant’s release shall exclude (i) the gross negligence or willful misconduct of Landlord, its agents and employees, (ii) matters arising from Landlord’s failure to perform its obligations, and (iii) matters for which Landlord is insured to the extent of recovery of insurance proceeds.

14.2 Release of Tenant from Liability. Landlord hereby expressly waives any rights it may have against Tenant or its Affiliates on account of any loss or damage occasioned to Landlord or to Landlord’s real or personal property within the Building and Common Areas which arises from any risk generally covered by fire and extended coverage insurance; provided, however, that such waiver shall be operative only so long as it does not invalidate any insurance policy then carried by Landlord.

14.3 Indemnification.

(a) Tenant hereby agrees to defend, pay, indemnify, and hold Landlord (and its respective affiliates, employees, and agents) harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigating and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with loss of life, bodily or personal injury, or property damage: (1) arising out of or on account of any use of the Leased Premises or the doorways thereof by Tenant or Tenant’s employees, customers, or invitees; (2) occasioned wholly or in part through the use and occupancy of the Leased Premises pursuant to, or in any way relating to or arising from, this Lease or any improvements therein or appurtenances thereto; or (3) occasioned by any negligent act or omission of Tenant or any Transferee of Tenant, or their respective employees, agents, or contractors, in or about the Leased Premises or in other areas of the Building or the Property, including those portions of the Property owned, leased, subleased, or controlled by others. Notwithstanding the foregoing, Tenant’s indemnification shall exclude (i) the gross negligence or willful misconduct of Landlord, its agents and employees, (ii) matters arising from Landlord’s failure to perform its obligations under this Lease, and (iii) matters for which Landlord is insured to the extent of recovery of insurance proceeds.

(b) Subject to the waiver of subrogation provisions in this Lease, Landlord shall defend, indemnify, and hold harmless Tenant and its agents and representatives from and against any and all claims, costs, liabilities, and expenses, including reasonable attorneys’ fees, to the extent arising from use of the Common Areas. The foregoing provisions of this paragraph shall not extend to damages, injuries, claims, costs, liabilities, or expenses (including attorneys’ fees) to the extent arising from the gross negligence or willful misconduct of Tenant or its agents or employees. This indemnity will survive the expiration of the Term, or any earlier termination of the Lease.

14.4 Time of Commencement. The Parties expressly acknowledge that this Section 14 shall apply and become effective from and after the date Tenant first enters upon the Property for any purpose related to this Lease.

15. Insurance.

15.1 Landlord’s Insurance.

(a) Casualty Insurance. Landlord shall procure insurance coverage insuring Landlord against loss of, or damage to, the Building and insurable Common Area improvements by reason of Casualty. Such insurance shall be in a face amount equal to the full replacement value of the insured property, exclusive of the cost of excavations, footings below ground level, and foundations. Such insurance shall cover: (1) loss or damage by fire; (2) loss or damage arising from the perils normally covered by a Special Form property policy; (3) loss or damage arising from vandalism, malicious mischief, and theft; and (4) loss or damage resulting from earthquake or flood if (and only if) such coverage is deemed appropriate by Landlord or is required to be carried by Landlord’s Mortgagee. If a Casualty insured against hereunder is the result of the negligent or willful acts or omissions of Tenant, Tenant shall pay to Landlord, within fifteen (15) days of written demand therefor, any insurance deductibles payable by Landlord to the insurer as a result of the Casualty. At Landlord’s option, any Mortgagee of the Leased Premises or Property may be named as an additional insured on each such policy. The proceeds of such insurance in case of loss of or damage to the Leased Premises shall be paid to Landlord, and the applicable portions thereof shall be applied on account of the obligations of Landlord to repair and/or rebuild the Leased Premises pursuant to Section 16.4. Any proceeds not required for such purpose shall be the sole property of Landlord.

(b) Commercial General Liability Insurance. Landlord shall procure commercial general liability insurance insuring Landlord against death, bodily or personal injury, and property damage occurring on or within the Property in an amount of at least One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, or such other amount as Landlord may reasonably determine is necessary. Tenant shall be named as an additional insured on such policy.

15.2 Fire Insurance on Tenant’s Personal Property. At all times during the Term hereof, Tenant shall keep in force, at its sole cost and expense, fire and Special Form property insurance, and vandalism, malicious mischief, and theft insurance with companies acceptable to Landlord, equal to the replacement cost of Tenant’s improvements, trade fixtures, furnishings, equipment, and contents upon the Leased Premises, including coverage for water damage from sprinkler leakage and coverage for the air conditioning and heating equipment which exclusively serves the Leased Premises.

15.3 Tenant’s Liability Insurance. Tenant agrees to secure and keep in force from and after the date Landlord first allows Tenant on the Leased Premises for purposes related to this Lease, and throughout the Term, at Tenant’s own cost and expense, Commercial General Liability insurance covering Tenant against death, bodily and personal injury, and property damage in the amount of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, or in such other amount as Landlord may reasonably determine is necessary. Such insurance coverage shall include products liability and completed operations coverage and a contractual liability endorsement covering the indemnity against injury to persons and damage to property set forth in Section 14.3, including a personal injury endorsement covering such wrongful acts as false arrest, false imprisonment, malicious prosecution, and libel and slander. Tenant shall also secure and keep in force Workmen’s Compensation or similar insurance to the extent required by applicable Legal Requirements. If Tenant sells or dispenses alcoholic beverages as a part of its permitted business operations, Tenant shall also keep in force liquor liability insurance in the amount of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate.

15.4 Insurance Policy Requirements. All insurance required by Sections 15.2 and 15.3 shall be obtained under enforceable policies issued by insurers which are qualified to do business in the state where the Property is located and are either (a) approved in writing by Landlord or (b) have a policy holders’ rating of “B+” or above and a financial category rating of “Class X” or above in the most recent edition of “Best’s Key Rating Guide”. A copy of each policy shall be delivered to Landlord on or before the day Tenant commences Tenant’s Work Evidence of the insurance required by Section 15.10 shall also be provided by Tenant to Landlord prior to the commencement of any Tenant’s Work. Each policy shall provide by its terms that it is noncancellable except upon thirty (30) days prior written notice to Landlord. At least thirty (30) days prior to the expiration date of any policy, a renewal policy, or a binder for such policy or a certificate thereof shall be delivered by Tenant to Landlord. The insurance described in Section 15.3 shall name Landlord as an additional insured and the insurance described in Sections 15.2 and 15.3 shall be written as primary coverage, not contributing with and not in excess of coverage which Landlord may carry. The insurance described in Section 15.1 shall provide that coverage afforded shall not be affected by the performance of any construction work in or about the Leased Premises.

15.5 Subrogation. Notwithstanding any other provision contained in this Lease, each of the Parties hereby waives any right it may have against the other Party on account of any loss or damage to its property which arises from any risk generally covered by the insurance required to be carried hereunder, whether or not such other

Party may have been negligent or at fault in causing such loss or damage. Each of the Parties shall obtain a clause or endorsement in the policies of such insurance which each Party obtains in connection with the Leased Premises or the Building to the effect that the insurer waives, or shall otherwise be denied, the right of subrogation against the other Party for loss covered by such insurance. It is understood that such subrogation waivers may be operative only as long as such waivers are available in the state where the Building is situated and do not invalidate any such policies. If such subrogation waivers are allegedly not operative in such state, notice of such fact shall be promptly given by the Party obtaining insurance to the other Party.

15.6 Mortgagees. Any Mortgagee may, at Landlord’s option, be afforded coverage under any policy required to be secured by Landlord or Tenant hereunder, by use of a mortgagee’s endorsement to the policy concerned.

15.7 Deductibles. None of the insurance policies required to be carried by Tenant under this Lease shall contain any deductible or retention provisions in excess of five thousand dollars ($5,000) without the prior written consent of Landlord. If Tenant’s insurance policies contain deductibles or retention provisions, Tenant shall be responsible to pay the amount thereof in the event of any loss covered by such policies.

15.8 Blanket Policy. If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Leased Premises.

15.9 Increase in Insurance Premiums. Tenant shall not stock, use, or sell any article or do anything in or about the Leased Premises which may be prohibited by Landlord’s insurance policies carried on the remainder of the Building or any endorsements or forms attached thereto, or which could increase any insurance rates and premiums on the Property. Tenant shall pay on demand any increase in premiums for Landlord’s insurance that may be charged on such insurance carried by Landlord resulting from Tenant’s use and occupancy of the Leased Premises or the Building, whether or not Landlord has consented to the same.

15.10 Insurance During Construction. During the performance of any Tenant’s Work, Tenant shall carry or cause to be carried the insurance described in Section 15.2, and Tenant’s contractor(s) shall carry builder’s risk insurance in connection with Tenant’s Work.

16. Destruction.

16.1 Restoration. If the Leased Premises are damaged by fire or other casualty (“Casualty”), the Parties shall, in accordance with Section 16.4, repair the Leased Premises to a condition which is substantially similar to the condition in existence prior to the Casualty.

16.2 Events Permitting Cancellation. Notwithstanding the foregoing, if: (a) the Leased Premises are rendered wholly untenantable by reason of a Casualty; (b) the Leased Premises are damaged as a result of a risk which is not covered by Landlord’s insurance; (c) the Leased Premises are damaged in whole or in part during the last eighteen (18) months of the Term; (d) any part of the Building or the Parking Areas is damaged such that the Building cannot, in the sole judgment of Landlord, be operated as a viable, integrated unit; or (e) Landlord’s Mortgage requires that the insurance proceeds be applied against the principal balance due on Landlord’s Mortgage; then Landlord may either elect to repair the damage or may cancel this Lease by notice of cancellation delivered to Tenant within ninety (90) days after such Casualty, whereupon this Lease shall expire and Tenant shall promptly (within sixty (60) days following such notice) vacate and surrender the Leased Premises to Landlord. Tenant’s liability for Rent upon the termination of this Lease shall cease as of the day following the date of Landlord’s notice of cancellation. If the repairs are reasonably anticipated to take longer than six (6) months, or if the damage occurs within the last eighteen (18) months of the Term, Tenant has the right to cancel this Lease upon written notice to Landlord.

16.3 Abatement of Monthly Rent. In the event Landlord is required or elects to repair any damage to the Property, it shall commence such repair within (90) days of the Casualty and diligently prosecute such to completion. Until such repair is complete, Monthly Rent shall abate in proportion to the part of the Leased Premises rendered untenantable. Any such abatement of Monthly Rent shall end upon thirty (30) days after Landlord’s delivery of notice to Tenant that Landlord’s responsibilities with regard to repairing the Leased Premises have been completed.

16.4 Specific Responsibility of Each Party. Unless this Lease is terminated by Landlord, Landlord shall repair and restore the shell of the Building and Tenant shall repair, refurnish, and restock the interior of the Leased Premises, including all Tenant Alterations, so as to restore the Leased Premises to the condition existing prior to the destruction or Casualty. In such event, the proceeds of all insurance carried by Landlord on the Building in which the Leased Premises are situated and carried by Tenant on its equipment, contents, property and fixtures shall be held in trust by each respective Party for the purpose of said repair and replacement. All repair and restoration work shall be done in a workmanlike fashion and to the same quality as the original work, except for any modifications to the design criteria or working drawings which are then required by governmental regulations or are mutually agreed to by the Parties. It is specifically understood that Landlord shall be responsible, at its expense, for the shell of the Leased Premises, and Tenant shall be responsible to repair or replace, at its expense, all portions of the interior of the Leased Premises. Tenant shall also be responsible for the replacement of its trade fixtures, furnishings, equipment, and stock-in-trade. In the event of such restoration by the Parties, that portion of the insurance proceeds that Landlord receives which is applicable to Tenant’s Work shall be paid to Tenant less a pro rata portion of any deductible amount (retention) attributable to the loss in question, and such payment shall be used by Tenant for such restoration.

17. Condemnation.

17.1 Total Condemnation. If the whole of the Leased Premises or parking areas shall be acquired or taken by condemnation (“Condemned”), then this Lease shall cease and terminate as of the date Tenant loses possession of the Leased Premises.

17.2 Partial Condemnation. If any part of the Leased Premises or parking areas are Condemned and such partial Condemnation shall render that portion not Condemned unsuitable for Tenant’s business (as reasonably determined by Tenant), then this Lease shall cease and terminate as aforesaid. If such partial Condemnation is not extensive enough to render the Leased Premises unsuitable for Tenant’s business, then this Lease shall continue in effect, except that the Rent shall be reduced in proportion to the decrease in Rentable Square Feet of the Leased Premises and/or the availability of the parking described in Section 6 of the Lease Summary is reduced (as applicable), and Landlord shall, upon receipt of the Condemnation award, make all necessary repairs or alterations to the Building so that the portion of the Building not condemned constitutes a complete architectural unit and sufficient parking for Tenant as required by this Lease. Such repair work shall not exceed the scope of the work done by Landlord in originally constructing the Building, nor shall Landlord be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of Condemned portion of the Leased Premises. “Amount received by Landlord” shall mean that part of the Condemnation award which is free and clear to Landlord of any collection by Mortgagees for the value of the diminished fee.

17.3 Option to Terminate. If more than twenty percent (20%) of the Rentable Square Feet of the Leased Premises is Condemned, either Landlord or Tenant may by written notice to the other party terminate this Lease. If this Lease is so terminated, Rent shall be paid up to the day when the portion is taken by Condemnation Proceedings, Landlord shall make an equitable refund of any Rent paid by Tenant in advance.

17.4 Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the fee. Tenant shall have the right, to the extent that the same shall not reduce Landlord’s award, to claim from the condemnor, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to or loss of Tenant’s fixtures and leasehold improvements, moving expenses and other losses.

18. Events of Default; Remedies; Bankruptcy; Insolvency

18.1 Default by Tenant. Upon the occurrence of any of the following events, Tenant shall be deemed to be in default under the terms of this Lease. Landlord may treat any such occurrence as a breach of this Lease and Landlord shall have the remedies set forth in Section 18.2.

(a) Tenant fails to pay when due any Rent or any other sum required to be paid hereunder, and such failure is not cured within ten (10) days after delivery of written notice of such failure;

(b) Tenant (1) violates Section 6, Section 10, or Section 13 (after notice and a reasonable opportunity to cure); (2) abandons or vacates the Leased Premises for a period exceeding sixty (60) days; or (3) by word or action, indicates a clear intent not to continue with performance of this Lease or gives the appearance of its inability to perform hereunder and does not provide reasonable assurances of its ability or intent to so perform within ten (10) days following Landlord’s demand for such;

(c) Tenant or its agent falsifies any report, statement, or instrument required to be furnished to Landlord hereunder, or submits a report, statement, or instrument which is materially incorrect; or

(d) Tenant fails to perform or violates any other term, condition, or covenant required to be performed by it pursuant to this Lease and such failure is not cured within thirty (30) days after Landlord delivers written notice of such failure to Tenant (or, if such failure cannot reasonably be cured within thirty (30) days, Tenant fails to commence the cure within thirty (30) days or thereafter fails to diligently prosecute such cure to completion).

18.2 Landlord’s Remedies. Upon the occurrence of any of the events set forth in Section 18.1, Landlord may take any or all of following actions (“Landlord’s Remedies”), without further notice or demand of any kind to Tenant.

(a) Landlord may immediately re-enter and remove all persons and property from the Leased Premises, storing such property in a public place, warehouse, or elsewhere, at the cost and risk of Tenant, all without service of notice or resort to legal process (unless mandated by Legal Requirements), and without being deemed guilty of, or liable in, trespass, forcible entry, or in damages resulting from such reentry and removal. No such reentry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant. All property of Tenant which is stored by Landlord pursuant hereto may be redeemed by Tenant within thirty (30) days after Landlord takes possession thereof upon payment to Landlord in full of all obligations then due from Tenant to Landlord hereunder and of all costs incurred by Landlord in moving such property and providing such storage. If Tenant fails to redeem such property within said thirty (30) day period, Landlord may sell such property in any reasonable manner, and shall apply the proceeds of such sale actually collected first against the costs of moving, storage, and sale, and then against any other obligation due from Tenant under this Lease. Any remaining surplus shall be remitted to Tenant.

(b) Landlord may relet the Leased Premises or any portion thereof at any time or from time to time and for such term or terms and upon such conditions and at such rental Landlord, in its sole discretion, considers advisable. Whether or not the Leased Premises, or any portion thereof, are relet by Landlord, Tenant shall pay to Landlord all amounts required to be paid by Tenant hereunder up to the date that Landlord removes Tenant from the Leased Premises, and thereafter Tenant shall pay to Landlord, until the end of the Term, the Rent and other amounts required to be paid by Tenant pursuant to this Lease. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, through expiration of the Term or otherwise, to recover such payments by legal action or in any other manner. If Landlord relets the Leased Premises, or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against: (1) the costs of removing Tenant and its property; (2) the costs of reletting the Leased Premises, including the costs of clean-up, repair, and modification of the Leased Premises, and the fee of any realtor; and (3) any amount due from Tenant hereunder, to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder. Any residue shall be held by Landlord and applied to payments of future Rents as such may become due and payable hereunder. Landlord may execute any lease made pursuant hereto in its own name, and the tenant thereunder shall be under no obligation to control or monitor the application by Landlord of any rent or other proceeds paid to Landlord thereunder, nor shall Tenant have any right to collect any portion of such rent or other proceeds or regain possession of the Leased Premises. Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Leased Premises, or any portion thereof, or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligations hereunder, unless Landlord gives Tenant written notice of Landlord’s election to do so. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any previous breach by Tenant.

(c) Landlord may collect, by suit or otherwise, without reletting the Leased Premises, each installment of Rent or other sum as it becomes due hereunder, or enforce, by suit or otherwise, any other covenant or obligation which is required to be performed by Tenant hereunder. Landlord may also elect to cure any default on behalf of Tenant, in which case Tenant shall immediately reimburse Landlord for costs so incurred.

(d) Landlord may terminate this Lease by written notice to Tenant. In the event of such termination, Tenant agrees to immediately surrender possession of the Leased Premises. Such termination shall not relieve Tenant of any obligations hereunder which have accrued prior to the date of such termination. Landlord may recover from Tenant all damages it has incurred by reason of Tenant’s breach, including the cost of recovering the Leased Premises, reasonable attorneys’ fees, and the amount of Rent and charges accrued through the date of termination.

(e) The remedies given to Landlord in this Section 18.2 shall be cumulative and shall be in addition and supplemental to all other rights or remedies which Landlord may have at equity or under the laws then in force. Landlord shall have an affirmative duty to mitigate its damages.

18.3 Default by Landlord. If Landlord fails to comply with the terms, conditions, or covenants contained in this Lease, and if such failure is not remedied within thirty (30) days after written notice of such failure is delivered by Tenant to Landlord (or, if more than thirty (30) days are reasonably required to cure such failure, Landlord fails to begin remedying such failure within thirty (30) days or thereafter fails to proceed diligently to cure such failure), Landlord shall be deemed to be in default hereunder. If the Leased Premises or any part thereof is at any time subject to a Mortgage, Tenant shall comply with Section 23. If, after Tenant has complied with this Section and Section 23, the default has not been cured by Landlord or a Mortgagee, Tenant may: (i) seek specific performance; (ii) cure any such default at Landlord’s expense (including costs and attorneys’ fees) and sue Landlord for the cost of such cure; or (iii) after final adjudication and the subsequent expiration of all cure periods, terminate the Lease.

18.4 Immediate Default. Tenant shall be deemed to be in default under this Lease (without Landlord giving any notice declaring such), upon the occurrence of an event of bankruptcy, which for purposes of this Lease means: (a) all or substantially all of Tenant’s assets are placed in the hands of a receiver or trustee; (b) Tenant files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, admits in writing that it cannot pay its debts as such become due, or is finally adjudicated a bankrupt; (c) Tenant petitions or institutes any proceedings under the U.S. Bankruptcy Code or under any other state or federal act of Legal Requirement relating to the subject of bankruptcy wherein Tenant seeks to be adjudicated a bankrupt, to be discharged of its debts, or to effect a plan of liquidation, readjustment, composition, arrangement, or reorganization; or (d) any involuntary proceeding equivalent or similar to any of the foregoing is filed against Tenant under any such bankruptcy laws and is not discharged within sixty (60) days thereafter. The provisions of this Section shall also apply to each Guarantor of this Lease.

19. Compliance with Legal Requirements.

19.1 ADA. Subject to any right of reimbursement or recovery hereunder, Landlord agrees to take all commercially reasonable measures to maintain the Property, including the Leased Premises and the leased premises of other tenants of the Property, in compliance with the Americans with Disabilities Act of 1990, as amended, and other Legal Requirements relating to disabled persons (“ADA”). Landlord represents and warrants that as of the effective date of this Lease, Common Areas of the Property comply with the ADA. Notwithstanding the foregoing, Tenant shall be solely responsible for the costs to comply with the ADA as it relates to the design and build-out of the Leased Premises and the manner in which Tenant conducts its business in the Leased Premises and the Property.

19.2 Environmental. Landlord represents and warrants that as of the effective date of this Lease the Property is free from Hazardous Materials, the presence or use of which would violate applicable Legal Requirements. Landlord agrees to indemnify and hold Tenant harmless from any loss, cost, damage or liability with respect to the presence of Hazardous Materials on the Leased Premises or the Property on account of the negligence or willful misconduct of Landlord, other than those Hazardous Materials introduced by Tenant. This indemnification shall survive the expiration or early termination of the Lease.

20. Access to the Leased Premises.

Tenant agrees to permit Landlord and/or its authorized representatives to enter the Leased Premises upon 24 hours prior notice at all times during usual business hours for the purpose of inspecting the same. Tenant further covenants and agrees that Landlord or any person authorized by Landlord may enter the Leased Premises during normal business hours, or after hours (with appropriate security measures), in order to make any necessary repairs to the Leased Premises or perform work therein: (a) which may be necessary to comply with any Legal Requirements; (b) which Landlord deems necessary to prevent waste to or deterioration of the Leased Premises if Tenant fails to make those repairs which it is obligated to make hereunder following written demand from Landlord; (c) which may be necessary in an emergency situation (in which event no prior notice shall be required); or (d) which Landlord may deem necessary in the course of performing any remodeling, construction, or other work in any portion of the Building, including, without limitation the space occupied by another tenant adjacent to, above, or below the Leased Premises. Nothing herein shall imply any duty on the part of Landlord to do any work which Tenant is obligated to perform under this Lease. No exercise by Landlord of any rights herein reserved shall entitle Tenant to damages for any injury or inconvenience occasioned thereby, or to any abatement of Rent.

21. Other Tenants.

Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord, in its sole discretion, deems desirable. Tenant does not rely on any representation, nor does Landlord represent, that any specific business, tenant, or number of tenants will occupy any space in the Building or any neighboring property or buildings.

22. Subordination; Nondisturbance; Attornment.

This Lease shall be subordinate to the lien of any Mortgage now or hereafter placed against the Property, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. Tenant shall execute such documents as may be required by Landlord to confirm such subordination or priority within ten (10) business days after request, provided that the Mortgagee relying on such subordination agrees to execute and deliver to Tenant a subordination, nondisturbance and attornment agreement (“SNDA”), so long as Tenant is not in default under this Lease and no event has occurred which with the passage of time or the giving of notice or both would constitute such a default. If this Lease is junior to any Mortgage, Landlord shall, prior to the execution of this Lease, provide Tenant with a fully executed SNDA or such other form as reasonably requested from the holder of the Mortgage as a condition to Tenant’s proceeding under this Lease. This Lease shall be deemed prior to any Mortgage if the Mortgagee concerned gives written notice of such election to Tenant. Tenant recognizes that Landlord’s ability from time to time to obtain financing for the Premises may in part be dependent upon the acceptability of the terms of this Lease to the Mortgagee concerned. Accordingly, Tenant agrees that from time to time it shall, if so requested by Landlord and if doing so will not materially or adversely affect Tenant’s interest hereunder (as reasonably determined by Tenant), join with Landlord in amending this Lease so as to meet the needs or requirements of any Mortgagee which is considering making or which has made a loan secured by any part of the Property. Any sale, assignment, or transfer of Landlord’s interest under this Lease or in the Property, including any disposition resulting from Landlord’s default under a debt obligation, shall be subject to this Lease, and Tenant shall attorn to Landlord’s successors and assigns and shall recognize such successors and assigns as the landlord under this Lease regardless of any rule of law to the contrary or the absence of privity of contract. Subject to the provisions of Section 13.1 pertaining to Transfers, Landlord shall, upon reasonable request, execute and deliver an SNDA to a Transferee hereunder.

23. Mortgagee Protection Clause.

Tenant agrees to give any Mortgagee, by registered mail, a copy of any notice of default served upon Landlord, provided Tenant has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, except for emergency repairs as to which Tenant will endeavor to contact lender, such Mortgagee shall have an additional thirty (30) days within which to cure such default, or, if such default cannot be cured within thirty (30) days, such additional time up to sixty additional days, as may be necessary, provided Mortgage is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings, if necessary to effect such cure).

24. Quiet Enjoyment.

Provided Tenant complies with the provisions of this Lease, Tenant shall peaceably and quietly enjoy the Leased Premises for the Term hereof.

25. Surrender of Premises.

Upon the expiration or termination of this Lease, Tenant shall surrender the Leased Premises in the same condition as existed on the Commencement Date, reasonable wear and tear, acts of God, terrorism, casualty, civil disorder and other conditions beyond Tenant’s reasonably control excepted, and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall, in accordance with the terms of this Lease: (a) remove all of its personal property, trade fixtures, signs and such alterations or additions to the Leased Premises made by Tenant as may be specified for removal by Landlord, (b) repair any damage caused by such property or the removal thereof; (c) leave the Leased Premises in a clean and orderly condition; and (d) schedule a joint inspection with Landlord to insure that the Leased Premises are in an acceptable condition. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.

26. Holding Over.

Any holding over after the expiration of the Term hereof shall be construed to be a tenancy from month-to-month at a Monthly Rent rate equal to two-hundred percent (200%) of the Monthly Rent rate in effect on such expiration date (prorated on a monthly basis), and on all other terms and conditions herein set forth except for those terms which are inconsistent with a month-to-month tenancy.

27. Attorneys’ Fees.

If at any time during the Term of this Lease either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the non-prevailing Party in such action or proceeding agrees to reimburse the prevailing Party for the reasonable expenses of such action, including reasonable attorneys’ fees, incurred by the prevailing Party. All fees due hereunder shall be paid whether or not such litigation is prosecuted to judgment.

28. Past Due Sums; Failure to Provide Certificates or Reports.

28.1 Past Due Sums. If Tenant fails to pay, within three (3) business days after the same is due and payable, any Rent or other sums required to be paid hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of 1.5% per month, or the highest rate permitted by law, whichever is less. In addition, each installment of Rent not paid when due shall be subject to a one-time late payment fee of either five percent (5%) of the Monthly Rent or one hundred fifty dollars ($150), whichever is greater, to compensate Landlord for costs of notification and collection. In the event any sums due from Tenant are tendered by a check which is returned to Landlord for insufficient funds or other reasons, Tenant shall pay to Landlord a fifty dollar ($50.00) returned-check charge immediately upon demand.

28.2 Failure to Provide Certificates or Reports. If Tenant fails to furnish Landlord, when due, with any copy or certificate of insurance which is required under Section 15.4, then Landlord shall have the right to assess, and Tenant shall pay, a late fee of ten dollars ($10.00) per day until the required copy or certificate is so furnished, from and after the tenth (10th) business day following delivery of written notice to Tenant of such failure.

29. Miscellaneous Provisions.

29.1 No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of its business or otherwise.

29.2 Force Majeure. A Party shall be excused for any delay in the performance of any of its non-monetary obligations hereunder when prevented from so doing by cause or causes beyond its control, including, without limitation, strikes and labor disputes; civil commotion; war; governmental regulations or controls; fire or other casualty; inability to obtain any material (or reasonable substitute therefor), labor or service; acts of God; or failure or delay of governmental entities to take action. Nothing herein shall excuse Tenant from paying Rent and other charges when due.

29.3 No Waiver. Failure of Landlord to demand the strict performance of any provision hereof or to exercise any option hereunder shall not be deemed a waiver of such thereof. No provision of this Lease shall be deemed to have been waived unless such waiver is in writing and is signed by waiving Party.

29.4 Notices. Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be delivered in person, sent by a reputable overnight courier which keeps receipts of delivery (such as UPS or Federal Express) or sent by United States certified or registered mail, postage prepaid, to Landlord’s or Tenant’s Notice Address, as applicable. As of the Commencement Date, the Notice Addresses are as follows:

LANDLORD:	TENANT:

Raddon Union Heights, LLC c/o Raddon Brothers Construction, Inc. 1111 E Draper Parkway, Suite 101 Draper, UT 84020 Phone: 801-576-9451 or 801-576-1553 Fax: 801-576-9452	UCN, Inc. 14870 Pony Express Road Bluffdale, Utah 84065 Phone: 801-320-3200 Fax: 801-320-3531

with a copy to:	with a copy to:

Parr Waddoups Brown Gee & Loveless 185 S State Street, Suite 1300 Salt Lake City, UT 84111-1537 Attn: David E. Gee, Esq.	Parsons Behle & Latimer 201 S Main Street, Suite 1800 Salt Lake City, UT 84111 Attn: Jason S. Nichols, Esq.

29.5 No Recording. Neither this Lease nor any memorandum of this Lease may be recorded without the mutual written consent of the Parties.

29.6 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

29.7 Brokers’ Commission. Landlord’s Broker and Tenant’s Broker are the only brokers or finders entitled to a brokerage commission or finder’s fee in connection with this Lease. Landlord agrees to pay a commission to Landlord’s Broker and Tenant’s Broker in accordance with the terms of a separate agreement between Landlord and Landlord’s Broker. Tenant and Landlord represent and warrant to each other that, except for Landlord’s Broker and Tenant’s Broker, there are no claims for brokerage commissions or finder’s fees in connection with this Lease, and Landlord and Tenant agree to indemnify each other against and hold each other harmless from all liabilities arising from any such claim, including any attorneys’ fees connected therewith.

29.8 Number; Pronouns. If there is more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof and shall have the same force and effect as if given by or to all such Tenants. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, a limited liability company, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, limited liability companies, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

29.9 Successors and Assigns. Except as otherwise provided, all provisions herein shall be binding upon and shall inure to the benefit of the Parties, their legal representatives, heirs, successors, and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound, jointly and severally, by such provisions. In the event of any sale or assignment (except for purposes of security or collateral) by Landlord of the Building, the Property, the Leased

Premises, or this Lease, Landlord shall, from and after the date when such sale or assignment occurs, be entirely relieved of all of its obligations, which shall, as of the date of such sale or assignment, automatically pass to Landlord’s successor-in-interest.

29.10 Entire Agreement. This Lease, including the Lease Summary and the exhibits attached hereto, constitute the entire agreement between the Parties. All exhibits mentioned in this Lease are incorporated herein by reference. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a Lease only upon execution and delivery thereof by the Parties. It is hereby agreed that this Lease contains no restrictive covenants binding on other tenants or exclusive use provisions in favor of Tenant. There are no representations or promises by either Party to the other except as are specifically set forth herein. This Lease supersedes and revokes all previous conversations, negotiations, arrangements, letters of intent, writings, brochures, understandings, and information conveyed, whether oral or in writing, between the Parties and their respective Affiliates. The captions and section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any section or paragraph.

29.11 Recourse by Tenant. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall, subject to prior rights of any mortgagee in any portion of the Property, look solely to the equity interest of Landlord in the Property, Rent, and insurance, sale and refinancing proceeds for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any default or breach by Landlord under this Lease, and that no other assets of Landlord or its Affiliates shall be subject to levy, execution, or other process for the satisfaction of Tenant’s remedies.

29.12 Landlord’s Approval. The Parties intend that whenever Landlord’s consent or approval is expressly or impliedly required by any provision of this Lease and except where another standard is explicitly specified, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

29.13 Time of Essence. Time is of the Essence in the performance of each and every covenant, promise, and agreement contained herein.

29.14 Rider. A rider containing additional provisions may be attached hereto. Any such rider is hereby incorporated into this Lease by this reference.

29.15 Authority of Signatories. Each person executing this Lease represents and warrants that he/she is duly authorized to execute and deliver the same on behalf of the entity for which he/she is signing and that this Lease is binding upon said entity in accordance with its terms.

29.16 Possible Reserved Parking. Landlord is not now able to provide reserved or dedicated parking. If Landlord does provide reserved or dedicated parking to any tenant of the Building, Tenant shall be entitled to a proportionate number of such spaces based on its square footage.

(Signatures begin on following page)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first set forth above.

LANDLORD:		TENANT:

Raddon Union Heights, LLC, a Utah limited liability company		UCN, Inc., a Utah corporation

By:	/s/	By:	/s/
	Ron A. Raddon		Paul Jarman, CEO

EXHIBIT A

Legal Description of Property

Convertible Land A or Unit 6 Declaration of Condominium for Raddon Union Heights Condominiums recorded March 1, 2005 as Entry No. 9311073, in Book 9100, at Page 1384, of the Official Records of the Salt Lake County Recorder, as amended by Supplement Concerning Convertible Land to Declaration of Condominium for Raddon Union Heights Condominiums dated January 5, 2007

EXHIBIT B

Construction Obligations of Landlord and Tenant

A. General. Pursuant to Section 5.1 of the Lease, this Exhibit sets forth the agreement between Landlord and Tenant respecting Landlord’s Work and Tenant’s Work. Capitalized terms used but not defined in this Exhibit shall have the meanings given such terms in the Lease.

B. Landlord’s Work.

(1) Landlord’s Work. Landlord shall design, substantially construct and install at its sole cost and expense the basic shell and common areas of the Building, which shall include the following (“Landlord’s Work”):

(a) Exterior walls, foundation, roof, mechanical, electrical and plumbing systems, paved areas and landscaping;

(b) Placement of the HVAC distribution main loop on the floors on which the Leased Premises are located, tight to the slab above;

(c) Installation of electrical service to an electrical closet on each floor on which the Leased Premises are located with 120/208-volt power panels and circuit breakers in place, along with an isolated grounding system;

(d) Common areas of the Building, including common corridors and ground floor elevator lobbies;

(e) Automatic sprinkler system main loop, operational and tested in accordance with NFPA requirements, on the floors on which the Leased Premises are located;

(f) Building standard restroom work on the floors on which the Leased Premises are located that meets ADA requirements; and

(g) Flash patching of floor slab on the floors on which the Leased Premises are located to achieve a level, smooth surface; sealing and fireproofing of all vertical penetrations.

(2) Substantial Completion. Landlord shall notify Tenant in writing of completion of Landlord’s Work except for incidental punchlist items that would not prevent Landlord from obtaining a shell certificate of occupancy (“Substantial Completion”).

C. Tenant’s Work. Tenants Work shall in all events comply with the Union Heights Building Standards & Specifications dated May 31, 2007, a copy of which has been provided to Tenant (the “Building Standards”). Tenant acknowledges receipt of a copy of the Building Standards. Tenant shall cause to be performed by Landlord or other contractors approved by Landlord all improvements to the Leased Premises required to prepare the same for Tenant’s use and occupancy (“Tenant’s Work”).

(1) Preliminary Plans. No later than five (5) business days after the date of execution of this Lease, Tenant, at its sole cost and expense, shall provide Landlord with schematic plans and outline specifications for the improvements to the Leased Premises (the “Preliminary Plans”) in sufficient detail (as reasonably determined by Landlord) to permit Landlord to prepare the Plans (as defined in Paragraph C (2) below).

(2) Plans. Following receipt of Tenant’s schematic plans and outline specifications as described in Paragraph C(1) above, Landlord, at the cost and expense of Tenant as part of the Tenant Improvement Allowance (as defined in Section C (2) below), shall cause to be prepared and delivered to Tenant plans and specifications (“Plans”) for Landlord’s Work. The Plans shall include a floor plan layout showing all partitions, lighting, electrical, and telephone outlets and other improvements desired by Tenant which have been approved by Landlord. Tenant’s failure to notify Landlord of changes to the Plans within five (5) days of receipt shall constitute approval of the Plans by Tenant. Tenant shall not object to any logical development or refinement of the Preliminary Plans or any change from the Preliminary Plans or prior versions of the Plans: (a) required to make Landlord’s Work conform to applicable Legal Requirements; (b) necessary to avoid structural alterations to the Building; (c) necessary to avoid substantial alterations to the mechanical, electrical and heating, ventilating and air-conditioning systems of the Building (collectively, “Building Systems”); or (d) required to comply with Building Standards. Subject to the compliance with the foregoing requirements, Tenant may request reasonable changes in the Plans; provided no proposed change shall alter the size or configuration of the Leased Premises, or render the Leased Premises or the Building to be in violation of any applicable Legal Requirements. Tenant shall pay any additional costs required to implement any such changes, including without limitation, design and architectural fees, construction costs and costs of delay.

(3) Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount set forth in the Lease Summary, to be used only to pay for Tenant’s Work including, without limitation, preparation of the Plans. The Tenant Improvement Allowance shall be provided to Tenant upon Landlord’s reasonable verification that Tenant has received: (a) a certificate of occupancy for the Leased Premises from the appropriate governmental authority; (b) waivers from all of Tenant’s contractors, workmen, and mechanics of any liens recorded or lien rights recordable with respect to the Leased Premises in connection with the performance of Tenant’s Work; and (c) written acceptance by Tenant of the Leased Premises. Tenant shall bear all costs associated with Tenant’s Work to the extent such costs exceed the Tenant Improvement Allowance. At the request of Landlord, Tenant shall deposit with Landlord prior to the commencement of any work, cash in an amount equal to the anticipated excess or other assurance of payment of such excess reasonably acceptable to Landlord. Any unused portion of the Tenant Improvement Allowance shall either be applied toward Rent or refunded to Tenant, at Landlord’s option.

(4) Construction. Upon final approval of the Plans by Landlord and completion of Landlord’s Work to the extent that the Tenant’s Work can be performed in the Leased Premises, Tenant’s Work shall be performed by Landlord, or upon written election by Tenant to be made prior to completion of the Plans, by a licensed contractor selected in writing by Tenant from a written list of approved contractors provided to Tenant by Landlord. If Landlord does not perform Tenant’s Work, Tenant shall be solely responsible to see that the Tenant’s Work is completed in a good and workmanlike manner and strictly in full compliance with the Plans. Once installed, Tenant’s Work shall be a part of the Leased Premises and the sole property of Landlord.

D. Costs. The cost of Tenant’s Work shall include the actual cost of construction (including the overhead and profit of Landlord’s contractor), construction management fees and expenses, the cost of all permits and approvals, and all design costs and other charges by Landlord’s architects and engineers in the preparation of the Plans. Tenant acknowledges that if Landlord does not perform Tenant’s Work, the construction management fees of Landlord’s property manager will be paid by Tenant in an amount equal to fifteen percent (15%) of the total cost of Tenant’s Work. Landlord shall not be required to furnish professional interior design services to Tenant and shall not be required to pay for professional interior design services engaged by Tenant. Further, Tenant’s interior furnishings (including telephones), furniture, telephone and other office systems equipment and all moveable equipment shall be the sole responsibility of Tenant. All of Tenant’s installation of interior furnishings and equipment shall be coordinated with Landlord’s Work and with any of Tenant’s Work being performed by Landlord and shall be subject to direction by Landlord, Landlord’s Representative (as defined below) or Landlord’s contractors in such manner as to maintain harmonious labor relations and not damage the Building or the Leased Premises, interfere with other tenants in the Building or the Building’s operations, and not delay Landlord’s performance of Landlord’s Work.

E. Tenant Delays. If Landlord fails to Substantially Complete Landlord’s Work on or before ninety (90) days after the completion of the Plans in accordance with and in the condition required by this Exhibit B and the Lease and such failure is due to any act, omission, delay or default by Tenant, its employees, agents or other approved contractors selected by Tenant, including, without limitation, any delays by Tenant in the submission of Preliminary Plans, or in approving final Plans (“Tenant Delay”), then Landlord shall be deemed to have Substantially Completed the Leased Premises on the date the Leased Premises would have been Substantially

Completed but for items directly affected by such Tenant Delay as reasonably determined by Landlord taking into account all of the circumstances (the “Tenant Delay Completion Date”) and Tenant’s obligation under this Lease, including without limitation, the obligation to pay Rent shall nonetheless commence on the date which the Lease would have otherwise commenced save said Tenant Delays (which shall in such case be the Commencement Date).

F. Access by Tenant Prior to Commencement of Term. Landlord at its discretion may permit Tenant and its agents to enter the Leased Premises prior to the Commencement Date to prepare the Leased Premises for Tenant’s use and occupancy. Any such permission to enter the Leased Premises shall constitute a license only and shall not constitute entry pursuant to the Lease. Any entry shall be subject to the satisfaction of the following ongoing conditions by Tenant: (i) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building; (ii) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant; (iii) providing, in advance of any work, security satisfactory to Landlord for the completion thereof; (iv) providing, upon completion of work and/or payment for work, the contractor’s affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and (v) furnishing Landlord with such insurance or bond as Landlord may require against liabilities that may arise out of such entry. Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage that may occur to any of Tenant’s property or installations in the Leased Premises prior to the Commencement Date, unless caused entirely by the gross negligence or willful misconduct of Landlord or Landlord’s representatives. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Leased Premises or the Building, unless caused by the gross negligence or willful misconduct of Landlord or Landlord’s representatives. Any entry and occupation permitted under this Paragraph shall be governed by the terms of the foregoing license to enter.

G. Parties’ Representatives. Tenant designates Patricia Folts, who is the VP of Human Resources, to act as Tenant’s representative with respect to all approvals, directions, and authorizations pursuant to this Exhibit B. Landlord designates Randall W. Owen or any successor property manager to act as Landlord’s representative (“Landlord’s Representative”) with respect to all approvals, directions, and authorizations pursuant to this Exhibit B.

Exhibit C

Rules and Regulations

The rules set forth in this Exhibit are a part of the foregoing Lease (“Lease”). Whenever the term “Tenant” is used in these rules, such term shall be deemed to include Tenant and Tenant’s Occupants. The following rules may from time to time be modified by Landlord in the manner set forth in the Lease. The terms capitalized in this Exhibit shall have the same meaning as set forth in the Lease.

1. Obstruction. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other common facilities of the Building shall not be obstructed by Tenant or used for any purpose other than ingress or egress to and from the Leased Premises. Tenant shall not place any item in any of such locations, whether or not such item constitutes an obstruction, without the prior written consent of Landlord. Landlord may remove any obstruction or any such item with notice to Tenant and at the sole cost of Tenant. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other common facilities of the Building are not for the general public, and Landlord shall in all cases retain the right to control and prevent access to them by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation or interests of the Property or Landlord’s tenants. Tenant shall not go on the roof of the Building.

2. Deliveries. All deliveries and pickups of supplies, materials, garbage and refuse to or from the Leased Premises shall be made only through such access as may be designated by Landlord for deliveries and only during the ordinary business hours of the Building. Tenant shall not obstruct or permit the obstruction of such access. Tenant shall be liable for the acts and omissions of any persons making such deliveries or pickups.

3. Moving. Furniture and equipment shall be moved in and out of the Building only through such access as may be designated by Landlord for deliveries and then only during such hours and in such manner as may be prescribed by Landlord. If Tenant’s movers damage any part of the Improvements, Tenant shall pay to Landlord on demand the amount required to repair such damage.

4. Heavy Articles. No safe or article, the weight of which may, in the reasonable opinion of Landlord, constitute a hazard of damage to the Building, shall be moved into the Leased Premises. Other safes and heavy articles shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord, and Landlord may designate the location of such safes and articles.

5. Building Security. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 p.m. that evening and 8:00 a.m. the following day, access to the Building, the halls, corridors, elevators or stairways in the Building or to the Leased Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge or has a pass and is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the event of an invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors of the Building or any other reasonable method, for the safety of the tenants and protection of the Building and property in the Building. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building. Tenant shall be entitled to receive a number of key cards for after-hours access to the Building equal to Tenant’s Parking Stall Allocation. Replacements cards for any key cards that are lost or stolen may be issued by Landlord for a handling fee to be reasonably determined by Landlord, but such fee will not be less than $25 per replacement card.

6. Pass Key. The janitor of the Building may at all times keep a pass key to the Leased Premises, and such janitor shall at all times be allowed admittance to the Leased Premises. Landlord and its agents may retain a pass key to the premises and shall have the right to enter the premises at any and all times for the purpose of servicing and examining the same.

7. Locks, Access Cards and Keys. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless written consent of Landlord shall first have been obtained. A reasonable number of access cards and keys to the Leased Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord, and Tenant shall not have any additional access cards or keys made. At the termination of this tenancy, Tenant shall promptly return to Landlord all access cards and keys to offices and toilet rooms and provide Landlord with all combinations and keys for any locks, safes, cabinets, and vaults remaining in the Leased Premises. Tenant shall keep the doors of the Leased Premises closed and securely locked when Tenant is not at the Leased Premises.

8. Use of Water Fixtures. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended. No foreign substances of any kind shall be placed in them, and any damage resulting to the same from use on the part of Tenant shall be paid for by Tenant. No persons shall waste water by tying back or wedging the faucets or in any other manner.

9. No Animals; Excessive Noise; Odor. No animals shall be allowed in the Building, other than guide dogs for hearing or vision-impaired persons. No persons shall disturb the occupants of the Building or adjoining buildings or space by the use of any electronic equipment or musical instrument or by the making of loud or improper noises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the premises.

10. Bicycles. Bicycles and other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking.

11. Trash. Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors or ventilating ducts or shafts, of the Building. All trash and refuse shall be placed in receptacles provided by Landlord for the Building or by Tenant for the Leased Premises.

12. Exterior Windows, Walls and Doors; Obstruction of Windows. No window shades, blinds, curtains, shutters, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows without Landlord’s prior written consent. The sash doors, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the windowsills or perimeter fan coil consoles.

13. Hazardous Operations and Items. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business in the Leased Premises without Landlord’s prior written consent. Tenant shall not use or keep in the Leased Premises or the Building any space heaters (whether electric or otherwise), kerosene, gasoline or other inflammable or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord. No tenant, and no servants, employees, agents, visitors or licensees of any tenant, shall at any time bring or keep upon the premises any inflammable, combustible or explosive fluid, chemical or substance.

14. Hours for Repairs, Maintenance and Alteration. Any repairs, maintenance, and alterations required or permitted to be done by Tenant under the Lease shall be done only during the ordinary business hours of the Building unless Landlord shall have first consented in writing to such work being done at other times. If Tenant desires to have such work done by Landlord’s employees on Saturdays, Sundays, holidays or weekdays outside of ordinary business hours, Tenant shall pay the extra cost for such labor.

15. No Defacing of Leased Premises. Except as permitted by Landlord by prior written consent, Tenant shall not mark on, paint signs on, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Leased Premises or of the Building, and any defacement, damage or injury directly or indirectly caused by Tenant shall be paid for by Tenant. Pictures or diplomas shall be hung on tacks or small nails; Tenant shall not use adhesive hooks for such purposes. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building nor placed in the halls, corridors, or vestibules without the prior written consent of Landlord. Chair mats shall be used under all desk chairs on carpet.

16. Solicitation; Food and Beverages. Landlord reserves the right to restrict, controls, or prohibit canvassing, soliciting, and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Leased Premises, install or permit the installation or use of any machine or equipment for dispensing food or beverage in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Leased Premises, without the prior written approval of Landlord and only in compliance with arrangements prescribed by Landlord. Only persons approved by Landlord shall be permitted to serve, distribute, or deliver food and beverage within the Building or to use the public areas of the Building for that purpose. No cooking shall be done or permitted by Tenant on the Leased Premises. Tenant may use a microwave oven and coffee pot in connection with its use of the Leased Premises.

17. Advertising. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the building or their desirability for offices and upon written notice from Landlord, the tenants shall refrain from or discontinue such advertising.

18. Signs; Directory. Tenants are prohibited from displaying any sign, picture, advertisement or notice on the inside or outside of the building, or the premises, except the usual name signs on the doors leading to the premises, which shall conform to the requirements of the management of the building, and excepting also the name strips on the directory board of the building. The directory board of the building will be maintained by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant.

19. Building Name. Landlord may, without notice or liability to Tenant, name the Building and change the name, number, or designation by which the Building is commonly known. Tenant shall not use the name of the Building for any purpose other than the address of the Building.

20. Expulsion. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

21. Public Areas; Use of Building. Landlord may control and operate the public portions of the Building, and the public facilities, and heating and air-conditioning, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. The premises shall not be used for lodging or sleeping.

22. Tenant Requests. The requirements of tenants will be attended to only upon application at the office of the building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the building.

23. Further Rules. Landlord reserves the right to make such other and further Rules and Regulations as in its judgment may from time to time be needful and proper, and upon delivery of the same to the tenants they shall become binding upon the parties hereto.

Exhibit D

Location of Crown Signage